EXHIBIT 99.3

Thursday May 4, 7:16 am Eastern Time

Company Press Release

SOURCE: RSL Communications, Ltd.

RSL COM Enters Alliance With Italy's SEAT; Includes Option to Sell Telegate for Between E415 and E525 Million

HAMILTON, Bermuda, and NEW YORK, May 4 /PRNewswire/ -- RSL Communications, Ltd. (Nasdaq: RSLC - news) today announced the formation of an alliance with Seat Pagine Gialle Spa. (SEAT), Italy's publisher of telephony directories and leading Internet player. As part of the deal, RSL COM and SEAT entered into a joint venture agreement which also provides that, upon termination of the alliance with SEAT, RSL COM will have the right to sell to SEAT, and SEAT will have the right to purchase from RSL COM, all of RSL COM's equity interest in telegate AG (telegate) for consideration with a value of a minimum of approximately 415 and a maximum of 525 million Euros. The amount of consideration will be determined based on the average value of a telegate share during a predetermined reference period. The transaction is subject to customary closing conditions. telegate is one of the leading directory services companies in Germany. RSL COM acquired its stake in telegate in July 1998 for approximately US$33 million through its relationship with Metro Holding AG, the management company for Metro AG, the largest retailer in Europe. Under the joint venture agreement, RSL COM will provide SEAT with various Internet/data communications services on a non-exclusive basis for the European and United States expansion of telegate.

"We are very excited about the prospects of a strategic partnership with SEAT. There are many areas in which both RSL COM and SEAT can support one another as we together can continue to take advantage of the significant opportunities in Europe" said Itzhak Fisher, President and CEO of RSL COM. "The timely investment in telegate we made only two years ago has been a tremendous success for RSL COM. The option to sell telegate to SEAT demonstrates our potential to monetize non-core assets that have grown significantly in value and will enable us to significantly accelerate and continue to implement our long term focused strategy -- to continue to grow our business profitably, expand our network to improve our cost structure and extend our broadband capabilities," Fisher continued. "We are expanding our data and Internet product portfolio, pursuing a last mile strategy in appropriate, selected markets and focusing our business on core European and North American markets."

Seat Pagine Gialle (formerly a division of Stet, now Telecom Italia Spa) is the publisher and printer of the Italian Yellow Pages, White Pages and many other directories. The company has developed during the last years a complete offer of on-line products and services, such as PG-online, which starting from a complete on-line listing of all of the Italian businesses provides turn-key solutions (including web publishing and web hosting) for SMEs. The company also owns the portal Virgillio, the leader in the Italian consumer market. Earlier this year, SEAT initiated a merger process with Tin.it, previously the Telecom Italia Internet service provider leader in Italy with over 2.5 million subscribers. The integration, expected to end by August 2000, will lead to a new entity with a market capitalization exceeding 50 billion Euros.

RSL Communications, Ltd., is a facilities based communications company that provides a broad range of data/Internet, voice and value-added product and service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. Through our subsidiary, deltathree.com, RSL COM also owns and operates a privately managed Internet Protocol (IP) telephony network with 46 points of presence in 29 countries around the world. RSL COM is headquartered in Hamilton, Bermuda with executive offices in New York City. The web address is http://www.rslcom.com . This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. For a detailed discussion of these cautionary statements, risk factors and uncertainties please refer to the Company's filings with the Securities and Exchange Commission.

SOURCE: RSL Communications, Ltd.